                                                                    Exhibit 5(e)


                                SECURITY CAPITAL
                        GLOBAL CAPITAL MANAGEMENT GROUP
                                  Incorporated

                                December 9, 1998



Security Capital Real Estate Mutual Funds Incorporated
11 South LaSalle Street
Chicago, Illinois 60603


     Re:  Sponsorship Agreement for Security Capital European
          Real Estate Shares ("Fund")
          ---------------------------------------------------


Gentlemen:

     Pursuant to Section 2 of the above-referenced Sponsorship Agreement dated June 30, 1998, Security Capital Global Capital Management Group Incorporated has determined to continue its undertaking to waive the advisory fees and or reimburse expenses to the extent necessary to maintain the total operating expenses (excluding brokerage fees and commissions, interest, taxes and other extraordinary expenses) of: (i) Class I shares of the Fund at 1.45% of the average daily net assets of the Class I shares; and (ii) Class R shares of the Fund at 1.60% of the average daily net assets of the Class R shares until December 31, 1999.

                                   Sincerely,

                                   SECURITY CAPITAL GLOBAL CAPITAL
                                   MANAGEMENT GROUP, INCORPORATED

                                   /s/ Anthony R. Manno Jr.
                                   -------------------------------------
                                   Anthony R. Manno, Jr., President